Exhibit 18.1

April 1, 2024

Board of Directors

The LGL Group, Inc.

2525 Shader Road

Orlando, FL 32804

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and issued our report thereon dated April 1, 2024. Notes 2, 4, and 5 to the consolidated financial statements describe a change in accounting principle related to segment reporting with a resulting change in the Company’s financial statement presentation of interest income and investment (loss) income in its consolidated statements of operations. It should be understood that the preferability of one acceptable method of accounting over another for a change in accounting principle related to segment reporting and reportable segments as well as the resulting change in presentation of the consolidated statements of operations has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250 Accounting Changes and Error Corrections.

Very truly yours,

/s/ PKF O'Connor Davies, LLP